Exhibit 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (“Agreement”) made and entered into as of the 5th day of January 2007, by and between Atricure, Inc. (the “Company”), with principal offices located at 6033 Schumacher Park Drive, West Chester, Ohio 45609 and Julie A. Piton (the “Executive”) currently residing at 3058 Harbor Winds Drive, Suamico, Wisconsin 54173.

WITNESSETH:

WHEREAS, the Company desires to employ the Executive and the Executive desires to become employed by the Company;

WHEREAS, the Company and the Executive desire to enter into this Agreement, which, effective as of the date hereof (the “Effective Date”), shall govern the terms of the Executive’s employment;

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth below and other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Executive hereby agree, as follows:

1. Employment. The Company hereby employs the Executive as Vice President of Finance and Administration and Chief Financial Officer of the Company with the duties and responsibilities set forth in Section 4.

2. Term; Start Date. The term of Executive’s employment hereunder shall commence on the Effective Date and shall end on that date on which such employment shall be terminated under the provisions of Section 8 hereof. Such term, regardless of the length thereof, shall be referred to herein as the “Employment Term”. For purposes of this Agreement, the term “Contract Year” shall refer to each twelve (12) month period beginning on the day and month of the Effective Date and ending on the day immediately preceding the yearly anniversary of the Effective Date. Notwithstanding the above, the parties agree that the Executive shall begin to actually render services hereunder, and accordingly begin to earn her Base Salary (as defined below) hereunder, on such date, on or prior to January 23, 2007 as the Executive shall hereafter designate in a notice to the Company (such designated date being the “Start Date”).

3. Work Location. The Executive’s principal place of employment shall be in West Chester, Ohio or within a fifty (50)-mile radius of the Company’s current principal office at 6033 Schumacher Park Drive. This Agreement requires the Executive to relocate within a fifty (50)-mile radius of the Company’s current principal office within 6 months of the Start Date (the “Relocation Period”).

4. Duties and Responsibilities.

(a) Description. The Executive shall be employed by the Company in such capacity or capacities, and shall perform such duties and exercise such powers, as are (i) commensurate with a Vice President of Finance and Administration and Chief Financial Officer of a business of comparable size and type and (ii) consistent with her title, subject to such directions and restrictions as the Board of Directors or the Chief Executive Officer and President of the Company may from time to time designate. The Executive shall report to (A) the Chief Executive Officer and (B) if, as and when requested by the Chief Executive Officer or the Board of Directors with respect to a particular matter, to the Board of Directors.

(b) Time and Effort. The Executive shall:

(i) devote her full working time and attention to the business and affairs of the Company, its subsidiaries and other affiliates and shall not, without the prior consent in writing of the Company, directly or indirectly, undertake any other business or occupation or become an employee, agent or director (or a person acting in a capacity similar to that of a director) of, or a consultant to, any other company, trust, firm, individual or person. Nothing herein shall be construed so as to prevent the Executive from making investments of a strictly passive nature, so long as the undertaking forming the subject matter of any such investment is not otherwise in conflict with the Executive’s contractual or other legal obligations to the Company;

(ii) perform those duties that may be assigned by the Board of Directors or the Chief Executive Officer of the Company to the Executive diligently and faithfully to the best of the Executive’s abilities and in the best interests of the Company and its affiliates; and

(iii) use her best efforts to promote the interests of the Company and its affiliates.

(c) Non-Disclosure Agreement. Nothing in this Agreement is intended to impair or be in derogation of the Executive’s obligations under that certain Non-Competition, Proprietary Information and Inventions Agreement, executed by the Executive in connection with her employment hereunder (the “Non-Disclosure Agreement”).

5. Compensation.

(a) Base Salary. The Company shall pay the Executive a base salary at the rate of two hundred twenty-five thousand dollars ($225,000) per year (as in effect from time to time in accordance with the provisions below, the “Base Salary”), payable in accordance with the Company’s payroll procedures, subject to all withholdings provided for in Section 11. The Company shall review the Base Salary annually for merit increases, which shall be made subject to and at the sole and absolute discretion of the Board of Directors or, if the Board shall so elect, the Compensation Committee thereof. Once increased, the Base Salary shall not thereafter be decreased.

(b) Bonus. The Executive shall receive such year-end annual bonus, if any, to which she may be entitled under such Management Incentive Program (or similar plan) as the Company may adopt with respect to each fiscal year of the Company, subject to the terms, plans, qualifications and conditions of any such plan. The full potential of the year-end annual bonus is a minimum of 30% of the Base Salary and shall be paid in accordance with the Company’s procedures for its year end Management Incentive Program (or similar plan).

(c) Stock Options. The Executive will be granted an option to purchase one hundred thousand (100,000) shares of the Company’s common stock under the Company’s 2005 Equity Incentive Plan (the “Incentive Plan”) at a per-share exercise price equal to the fair market value of the Company’s common stock on the date of grant, all as determined under the Incentive Plan.

6. Other Benefits. The Executive shall also be entitled to the following:

(a) Employee Benefit Plans. The Executive shall also be entitled to such benefits, and to participate in such benefit plans, as may be in effect from time to time and generally available to senior executive officers of the Company (and subject in any event to the participation standards and other terms and conditions of any such benefits or plans).

(b) Vacation. The Executive shall be entitled to four (4) weeks of vacation each year in accordance with the Company policies. The Executive’s vacations will be scheduled at such times as will least interfere with the business of the Company.

7. Reimbursement of Expenses.

(a) General. The Company shall reimburse the Executive for such expenses as may be reasonably incurred by the Executive in furtherance of the Executive’s performance of her duties hereunder, subject to and in accordance with the Company policies concerning reimbursement of such expenses and provided, in any event, that the Executive timely furnishes to the Company a complete and accurate accounting of all such, expenses.

(b) Relocation Expenses.

(i) General; Gross-Up. The Company will reimburse the Executive, in an amount up to one-hundred thousand dollars ($100,000), for out-of-pocket expenses, of the types described below, incurred by her in connection with her relocation to the greater Cincinnati area, provided that the Executive timely furnishes to the Company a complete and accurate accounting of all such expenses. The out-of-pocket expenses which are reimbursable under this Section 7(b)(i) are: (A) reasonable out-of-pocket expenses associated with two house-hunting trips, (B) temporary housing costs, incurred during the Relocation Period, which are pre-approved by the Company, (C) pre-approved travel expenses incurred by Executive, during the Relocation Period, in connection with traveling back and forth between Suamico and Cincinnati, (D) real estate broker’s commissions, (E) reasonable legal fees on the sale of the Executive’s current residence and the purchase of a new residence and (F) reasonable expenses incurred in connection with the transportation of personal property. In addition, in the event and to the extent that the reimbursements to the Executive under this Section 7(b)(i) are taxable to her as income under applicable federal and/or state law, the Company will pay to the Executive an additional, so called “gross-up”, amount designed to make the Executive’s net outlay for the expenses referred to above, after giving effect to applicable taxes, zero.

(ii) Repayment. In the event that the Executive voluntarily terminates her employment with the Company for any reason whatsoever (other than “Good Reason”, as defined below) during the two (2) year period following the Effective Date, the Executive will repay to the Company, within thirty (30) days after the Termination Date (as defined below), a portion of the total sum previously reimbursed to the Executive under Section 7(b)(i) as follows:

If the Termination Date occurs any time during the:	Percentage to be repaid to Company:
First Contract Year	75%
Second Contract Year	50%

8. Termination of Employment. The Executive’s employment hereunder shall or may, as the case may be, be terminated under the following circumstances:

(a) Death. The Executive’s employment hereunder shall terminate upon her death.

(b) Total Disability. The Company may terminate the Executive’s employment hereunder upon the Executive becoming “Totally Disabled.” For purposes of this Agreement, the Executive shall be deemed “Totally Disabled” if (i) she is deemed “totally disabled” (or other words to such effect) under any long-term disability plan maintained by the Company or (ii) she is unable, by reason of physical or mental disability, to perform, in all material respects (with due consideration for the availability of reasonable accommodations), her duties and responsibilities under this Agreement for either one substantially continuous period of four (4) months or a total of six (6) months in any given period of nine (9) months. If requested by the Company, the Executive shall submit to one or more examinations by one or more physicians selected by the Company in connection with the Company’s attempts to determine whether the Executive is Totally Disabled.

(c) Termination by the Company for Cause. The Company may immediately terminate the Executive’s employment hereunder for Cause at any time by notice given to the Executive. For purposes of this Agreement, the term “Cause” shall mean any of the following: (i) the commission by the Executive of a felony, or of any criminal act involving moral turpitude, which results in a conviction; (ii) the deliberate and material failure or refusal by the Executive to perform, consistent with the terms of this Agreement her employment duties hereunder (other than as a result of vacation, sickness, illness or injury), and the failure to rectify the same within thirty (30) days after the Company shall have given notice to the Executive identifying such failure or refusal and demanding that it be rectified; (iii) the Executive’s commission of any act of fraud, embezzlement, dishonesty or other willful misconduct that has caused, or would reasonably be expected to cause, material injury to the Company; (iv) an act of gross negligence on the part of the Executive that has caused, or would reasonably be expected to cause, material injury to the Company; (v) a deliberate and material violation of a written Company policy; or (vi) a material breach of this Agreement or the Non-Disclosure Agreement (or, in each case, any successor thereto or amendment thereof) which (and only if the same shall be curable) Executive fails to cure within thirty (30) days after the Company shall have given notice to the Executive identifying such breach and demanding that it be cured.

(d) Termination by the Executive for Good Reason. The Executive may immediately terminate her employment hereunder for Good Reason at any time by notice given to the Company. For purposes of this Agreement, the term “Good Reason” shall mean the occurrence of any of the following and the failure of the Company to rectify the same within thirty (30) days after the Executive shall have given notice to the Company which identifies the action complained of and demands that it be rectified: (i) a breach by the Company of this Agreement; (ii) a material reduction, in the Executive’s duties and responsibilities hereunder; (iii) a reduction in the Executive’s Base Salary; or (iv) a change in the Executive’s principal place of employment to a location that is not within a fifty (50)-mile radius of 6033 Schumacher Park Drive.

(e) Voluntary Termination. Either the Company or the Executive may terminate the Executive’s employment under this Agreement at any time for any reason or no reason upon such prior written notice to the other party, if any, as is provided for below (a termination effected by the Company under this provision being referred to as a termination “Without Cause”). Accordingly, each of the Company and the Executive acknowledges that Executive’s employment with the Company is on a so-called “at-will” basis, and that no minimum period of employment is required hereunder or otherwise. Executive shall give the Company at least forty-five (45) days’ prior written notice in the event of a termination by her under this Section 9(e). The Company shall not be obligated to give the Executive any prior written notice in connection with a termination by it under this Section 9(e), but may do so in its sole and absolute discretion.

(f) Notice of Termination. Any termination by the Company or the Executive under this Agreement shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice in writing which shall indicate the specific termination provision in this Agreement relied upon to terminate the Executive’s employment and, except in the case of Section 8(e), setting forth, in reasonable detail, the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

9. Economic Consequences of a Termination of Employment.

(a) Under all Circumstances. Under all circumstances, upon termination, the Executive or her estate, as the case may be, shall be entitled to:

(i) Any accrued but unpaid Base Salary for services rendered up to the date on which the Executive’s employment shall actually have ceased (the “Termination Date”);

(ii) Payment for any accrued and unpaid vacation or similar pay to which she is entitled under Company policies;

(iii) Any medical, dental, life insurance or similar “welfare” benefits to which the Executive may be entitled upon termination pursuant to the plans, policies and arrangements referred to in Section 6 hereof, which shall be paid in accordance with the terms of such plans, policies and arrangements; and

(iv) Exercise her vested stock options in accordance with the terms of the relevant stock option plan(s).

(b) Termination Without Cause or With Good Reason.

(i) No Change of Control. In the event that (A) either the Company shall terminate the employment of the Executive hereunder Without Cause or the Executive shall terminate her employment hereunder for Good Reason and (B) the related Termination Notice shall not have been given during a Change of Control Period (as defined below), the Executive shall, in addition to those rights provided under Section 9(a), be entitled to a severance payment equal to six (6) months of the Executive’s then Base Salary, which payment shall be paid to her during the six (6) month period following the Termination Date in substantially equal installments, as and when regular payroll payments are made by the Company to its employees.

(ii) Change of Control. In the event that (A) either the Company shall terminate the employment of the Executive hereunder Without Cause or the Executive shall terminate her employment hereunder for Good Reason and (B) the related Termination Notice shall have been given during a Change of Control Period, the Executive shall, in addition to those rights provided under Section 9(a), be entitled to a severance payment equal to (A) six (6) months of the Executive’s then Base Salary plus (B) an amount equal to Executive’s “full bonus potential” for the year in which the Termination Date shall have occurred, which payment shall be paid to her during the six (6) month period following the Termination Date in substantially equal installments, as and when regular payroll payments are made by the Company to its employees.

(c) Definitions. For purposes of this Agreement, the following terms shall have the meanings assigned thereto below:

(i) “Change of Control” shall have the same meaning ascribed thereto in the Incentive Plan, as the same may be amended from time to time; and

(ii) “Change of Control Period” shall mean the period beginning on the date on which a Change of Control occurs and ending on the one (1) year anniversary of such date.

(d) Release. Prior to the receipt of any benefits under Section 9(b), the Executive shall be required to execute a release of claims agreement (the “Release”) in the form provided by the Company. Without limiting the foregoing, such Release shall specifically relate to all of the Executive’s rights and claims in existence at the time of such execution (other than those surviving rights referred to in this Section 9) and shall confirm the Executive’s obligations under the Non-Disclosure Agreement.

(e) Violation of Non-Disclosure Agreement. The Executive consents and agrees that if she breaches any of the provisions of the Non-Disclosure Agreement (or any other confidentiality, non-competition or non-solicitation provision in favor of the Company to which she is bound) in any material respect, she shall be deemed to have immediately and permanently forfeited any payments which are or would become payable to her under Section 9(b) (and including any such sums which may already have been paid to her), regardless whether the termination of her employment shall have occurred prior to or after such breach.

(f) Specified Benefits. Except as specifically provided in this Section 9, the Executive shall not be entitled to any compensation or other benefits in connection with any termination of her employment.

10. Amendment to Non-Disclosure Agreement. In consideration for the additional rights and benefits granted to the Executive under this Agreement,

the Executive agrees that the Non-Disclosure Agreement is hereby amended to substitute, in Section 4(a) thereof, the words “twelve (12) months” for the words “six (6) months” and specifically acknowledges the reasonableness of such extended period, particularly in light of the key nature of her position and her pervasive knowledge of the Company’s business and operations.

11. Withholding of Taxes. The Company may withhold from any compensation and benefits payable under this Agreement all applicable federal, state, local and other taxes.

12. Entire Agreement and Amendments. This Agreement shall constitute the entire agreement between the parties and supersedes all existing agreements between them, whether oral or written, with respect to the subject matter hereof. Any waiver, alteration, or modification of any of the provisions of this Agreement, or cancellation or replacement of this Agreement shall be accomplished in writing and signed by the respective parties.

13. Notices. All notices, requests, demands and other communications provided for or permitted under this Agreement shall be in writing and shall be either personally delivered (including delivery by express couriers such as Federal Express) or sent by prepaid certified mail, return receipt requested, addressed to the party to which notice is to be given at the address set forth above for such party, or to such other address as such party may have fixed by notice given in accordance with the terms hereof. Any notice sent as aforesaid shall be deemed given and effective upon the earlier of (a) delivery to the address for the receiving party provided for herein and (b) the date falling three days after notice of attempted delivery has been left at the address to which a notice to the receiving party is to be sent hereunder.

14. Governing Law. This Agreement shall be construed in accordance with, and the rights of the parties shall be governed by, the laws of the State of Ohio.

15. Severability. If any term or provision of this Agreement is declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such term or provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

16. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and when taken together shall constitute one agreement.

17. Assignment. The rights and obligations of the Executive under this Agreement, other than accrued and unpaid amounts due under Section 5 hereof, are personal to the Executive and are not assignable or delegable. This Agreement may not be assigned by the Company except to an affiliate of the

Company, provided that such affiliate assumes the Company’s obligations under this Agreement; provided, further, that if the Company merges or effects a consolidation or share exchange with or into, or sells or otherwise transfers substantially all its assets to, another business entity, the Company may assign, its rights hereunder to that business entity without the consent of the Executive, provided that it causes such business entity to assume the Company’s obligations under this Agreement. This Agreement shall be binding upon the Company and any successors thereto.

18. Waiver. No waiver of any party hereto of a breach of any provision of this Agreement by any other party shall operate or be construed as a waiver of any subsequent breach by such other party. The failure of any party hereto to take any action by reason of such breach shall not deprive such party of the right to take action at any time while such breach continues,

19. Offer Time. This offer will remain open until 5pm EST January 5, 2007.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by the undersigned duly authorized persons as of the day and year first stated above.

ATRICURE, INC.

By:	/s/ David Drachman
Printed Name:	David Drachman
Title:	PRESIDENT CEO

/s/ Julie A. Piton
Julie A. Piton